Exhibit 4.3
ALIMERA SCIENCES, INC.
SECOND AMENDED AND RESTATED
INVESTOR RIGHTS AGREEMENT
March 17, 2008

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ALIMERA SCIENCES, INC.
SECOND AMENDED AND RESTATED INVESTOR
RIGHTS AGREEMENT
     THIS SECOND AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (this “Agreement”) is entered into as of this 17th day of March, 2008, by and among Alimera Sciences, Inc., a Delaware corporation (the “Company”), the holders of the Company’s Series A Preferred Stock (the “Series A Stock”) listed on Exhibit A attached hereto (the “Series A Investors”), the holders of the Company’s Series B Preferred Stock (the “Series B Stock”) listed on Exhibit B attached hereto (the “Series B Investors”), the holders of the Company’s Series C Preferred Stock (the “Series C Stock”) listed on Exhibit C attached hereto (the “Series C Investors”), those holders of the Company’s Common Stock listed on Exhibit D attached hereto (the “Common Holders”), and those holders of stock purchase warrants (the “Warrants”) to purchase shares of the Company’s Common Stock listed on Exhibit E attached hereto (the “Warrant Holders”). The Series A Stock, the Series B Stock and the Series C Stock, together shall be referred to herein as “Investor Stock” and, the Series A Investors, the Series B Investors and the Series C Investors, together shall be referred to herein as the “Investors”.
RECITAL
     WHEREAS, in connection with the issuance and sale of shares of the Series B Stock to the Series B Investors pursuant to that certain Series B Preferred Stock Purchase Agreement, dated as of November 22, 2005, by and among the Company and the Series B Investors, the Company, the Series A Investors, the Series B Investors, the Common Holders and the Warrant Holders entered into an Amended and Restated Investor Rights Agreement, dated November 22, 2005 (the “Prior Agreement”) to provide the Series B Investors with certain rights;
     WHEREAS, in connection with the issuance and sale of shares of the Series C Stock to the Series C Investors pursuant to that certain Series C Purchase Agreement (the “Series C Purchase Agreement”), dated as of the date hereof, by and among the Company and the Series C Investors, the Company desires to provide the Series C Investors certain rights with respect to registration of the shares of stock held by them and certain other rights with respect to such shares; and
     WHEREAS, the parties to the Prior Agreement desire to amend and restate the Prior Agreement and to accept the rights and covenants hereof in lieu of their rights and covenants under the Prior Agreement;
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual agreements, covenants and conditions contained herein, the Company, the Investors, the Common Holders and the Warrant Holders hereby agree as follows.

     1. Restrictions on Transfer.
          1.1 Restrictive Legends. Each certificate representing (a) the Investor Stock, (b) the Common Stock of the Company (the “Common Stock”) issued upon conversion of the Investor Stock, (c) the Common Stock issued upon exercise of the Warrants, and (d) any other securities issued in respect of the Investor Stock or Common Stock issued upon conversion of the Investor Stock upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of Section 1.2 below) be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend required under applicable state securities laws).
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS, OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SECOND AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE CORPORATION), AND BY ACCEPTING ANY INTEREST IN SUCH SECURITIES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID SECOND AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT, AS IN EFFECT FROM TIME TO TIME.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF UP TO 180 DAYS, SUBJECT TO EXTENSION IN CERTAIN CIRCUMSTANCES, AFTER THE EFFECTIVE DATE OF THE CORPORATION’S REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE CORPORATION’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SECURITIES.
     Each Holder (as defined below) consents to the Company’s making a notation on its records and giving instructions to any transfer agent of the Investor Stock or the Common Stock in order to implement the restrictions on transfer established in this Section 1.

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          1.2 Notice of Proposed Transfers. The holder of each certificate representing Registrable Securities (as defined below) by acceptance thereof agrees to comply in all respects with the provisions of this Section 1.2. Prior to any proposed sale, assignment, transfer or pledge of any Registrable Securities, unless there is in effect a registration statement under the Securities Act of 1933, as amended (the “1933 Act”) covering the proposed transfer, the holder thereof shall give written notice to the Company of such holder’s intention to effect such transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such holder’s expense by a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company addressed to the Company, to the effect that the proposed transfer of the Registrable Securities may be effected without registration under the 1933 Act. Each certificate evidencing the Registrable Securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144, the appropriate restrictive legend set forth in Section 1.1 above, except that such certificate shall not bear such restrictive legend if in the opinion of counsel for such holder and the Company such legend is not required in order to establish compliance with any provisions of the 1933 Act. Notwithstanding the foregoing, no such opinion of counsel shall be necessary for a transfer by a Holder which is (a) a partnership transferring to its partners or former partners in accordance with the partnership interests, (b) a limited liability company transferring to its members or former members in accordance with their interest in the limited liability company, or (c) a corporation transferring to its stockholders in accordance with their interest in the corporation; provided that in each case the transferee will be subject to the terms of this Agreement to the same extent as if he or she were an original Holder hereunder.
     2. Registration Rights. The Company hereby grants to each of the Holders (as defined below) the registration rights set forth in this Section 2 with respect to the Registrable Securities (as defined below) owned by such Holders. The Company and the Holders agree that the registration rights provided herein set forth the sole and entire agreement, and supersede any prior agreement, between the Company and the Holders with respect to registration rights for the Company’s securities.
          2.1 Certain Definitions. As used in this Section 2, the following terms shall have the following meanings.
               (a) The terms “register,” “registered” and “registration” refer to a registration effected by filing with the Securities and Exchange Commission (the “SEC’) a registration statement (the “Registration Statement”) in compliance with the 1933 Act, and the declaration or ordering by the SEC of the effectiveness of such Registration Statement.
               (b) The term “Registrable Securities” means (i) Common Stock issued or issuable upon conversion of the shares of Investor Stock held by Investors or any transferee as permitted by Section 2.8 hereof, (ii) Common Stock issued or issuable upon exercise of the Warrants, and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange or in replacement of, such above-described securities; provided, however, that shares of Common Stock or other securities shall only be treated as Registrable Securities if and

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so long as (A) they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, (B) they have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the 1933 Act under Section 4(1) thereof so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale, and (C) the registration rights associated with such securities have not been terminated pursuant to Section 2.15 hereof.
               (c) The term “Holder” (collectively, “Holders”) means each Investor and any transferee, as permitted by Section 2.8 hereof, holding Registrable Securities, securities exercisable or convertible into Registrable Securities or securities exercisable for securities convertible into Registrable Securities.
               (d) The term “Initiating Holders” means any Holder or Holders of at least 50% of the Registrable Securities then outstanding and not registered at the time of any request for registration made pursuant to Section 2.2 of this Agreement.
          2.2 Demand Registration.
               (a) Demand for Registration. If the Company shall receive from Initiating Holders a written demand that the Company effect any registration (a “Demand Registration”) of all or a portion of such Initiating Holders’ Registrable Securities then outstanding (other than a registration on Form S-3 or any related form of registration statement, such a request being provided for under Section 2.9 hereof), the Company will:
                    (i) promptly (but in any event within ten (10) days) give written notice of the proposed registration to all other Holders; and
                    (ii) use its best efforts to effect such registration as soon as practicable and as will permit or facilitate the sale and distribution of all or such portion of such Initiating Holders’ Registrable Securities as are specified in such demand, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such demand as are specified in a written demand received by the Company within fifteen (15) days after such written notice is given, provided that the Company shall not be obligated to take any action to effect any such registration pursuant to this Section 2.2:
                         (A) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the 1933 Act;
                         (B) after the Company has effected two (2) such registrations pursuant to this Section 2.2, and the sales of the shares of Common Stock under such registration have closed;
                         (C) if the Company shall furnish to such Holders a certificate signed by the President of the Company, stating that in the good faith judgment of the Board of Directors of the Company (the “Board of Directors”) it would be seriously detrimental to the Company and its stockholders for such Registration Statement to be filed at the date filing

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would be required, in which case the Company shall have an additional period or periods of not more than ninety (90) days within which to file such Registration Statement; provided, however, that the Company shall not use this right to delay the filing for more than 180 days in the aggregate in any 12-month period;
                         (D) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable, Securities and such other securities (if any) at an aggregate price to the public of less than $7,500,000; or
                         (E) prior to the earlier of: (1) the 4th anniversary of the date of this Agreement, or (2) the date 6 months after the effective date of the initial public offering of the Company’s securities.
               (b) Underwriting. If reasonably required to maintain an orderly market in the Common Stock, the Holders shall distribute the Registrable Securities covered by their demand by means of an underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their demand by means of an underwriting, they shall so advise the Company as part of their demand made pursuant to this Section 2.2, including the identity of the managing underwriter, and the Company shall include such information in the written notice referred to in Section 2.2(a)(i). In such event, the right of any Holder to registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.
     The Company shall, together with all holders of capital stock of the Company proposing to distribute their securities through such underwriting, enter into an underwriting agreement in customary form with the underwriter or underwriters selected by a majority-in-interest of the Initiating Holders and reasonably satisfactory to the Company. Notwithstanding any other provision of this Section 2.2, if the underwriter shall advise the Company that marketing factors (including, without limitation, an adverse effect on the per share offering price) require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities that have requested to participate in such offering, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated pro rata among such Holders thereof in proportion, as nearly as practicable, to the amounts of Registrable Securities held by such Holders at the time of filing the Registration Statement. No Registrable Securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration.
     If any Holder disapproves of the terms of the underwriting, such Holder may elect to withdraw therefrom by written notice to the Company, the underwriter and the Initiating Holders. The Registrable Securities so withdrawn shall also be withdrawn from registration.
     If the underwriter has not limited the number of Registrable Securities to be underwritten, the Company may include securities for its own account (or for the account of other stockholders) in such registration if the underwriter so agrees and if the number of Registrable Securities would not thereby be limited.

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          2.3 Piggyback Registration.
               (a) Company Registration. If at any time or from time to time the Company shall determine to register any of its securities, either for its own account or for the account of security holders, other than a registration relating solely to employee benefit plans, a registration on Form S-4 relating solely to an SEC Rule 145 transaction or a registration pursuant to Section 2.2 or 2.9 hereof, the Company will:
                    (i) promptly (but in any event within ten (10) days) give to each Holder written notice thereof; and
                    (ii) include in such registration (and any related qualification under state securities laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within fifteen (15) days after receipt of such written notice from the Company, by any Holder or Holders, except as set forth in Section 2.3(b) below. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.
               (b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.3(a)(i). In such event the right of any Holder to registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s. participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.
     All Holders proposing to distribute their Registrable Securities through such underwriting shall, together with the Company and the other parties distributing their securities through such underwriting, enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 2.3, if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the underwriter may limit the number of Registrable Securities to be included in the registration and underwriting. The Company shall so advise all holders of the Company’s securities that would otherwise be registered and underwritten pursuant hereto, and the number of shares of such securities, including Registrable Securities, that may be included in the registration and underwriting shall be allocated in the following manner: shares, other than Registrable Securities and other securities that have contractual rights with respect to registration similar to those provided for in this Section 2.3, requested to be included in such registration by stockholders shall be excluded, and if a limitation on the number of shares still is required, the number of Registrable Securities and other securities that have contractual rights with respect to registration that may be included shall be allocated among the Holders thereof in proportion, as nearly as practicable, to the amounts of Registrable Securities and such other securities held by each such Holder at the time of filing the Registration Statement; provided, however, that the aggregate value of securities (including Registrable Securities) to be included in such registration by the Holders may not be so reduced

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to less than twenty-five percent (25%) of the total value of all securities included in such registration. For purposes of any such underwriter cutback, all Registrable Securities and other securities held by any holder that is a partnership, limited liability company or corporation shall also include any Registrable Securities held by the partners, retired partners, members, stockholders or affiliated entities of such holder, or the estates and family members of any such partners, retired partners, members and any trusts for the benefit of any of the foregoing persons, and such holder and other persons shall be deemed to be a single “selling holder,” and any pro rata reduction with respect to such “selling holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling holder,” as defined in this sentence. No securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. Nothing in this Section 2.3(b) is intended to diminish the number of securities to be included by the Company in the underwriting.
     If any Holder disapproves of the terms of the underwriting, it may elect to withdraw therefrom by written notice to the Company and the underwriter. The Registrable Securities so withdrawn shall also be withdrawn from registration.
               (c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration and shall promptly notify any Holder that has elected to include shares in such registration of such termination or withdrawal.
          2.4 Expenses of Registration. All expenses incurred in connection with all registrations effected pursuant to Sections 2.2, 2.3 and 2.9, including without limitation all registration, filing and qualification fees (including state securities law fees and expenses), printing expenses, escrow fees, fees and disbursements of counsel for the Company (and, if it is reasonably determined that a separate special counsel for the participating Holders is necessary, the reasonable fees and disbursements of one such counsel), and expenses of any special audits incidental to or required by such registration shall be borne by the Company; provided, however, that the Company shall not be required to pay stock transfer taxes or underwriters’ discounts or selling commissions relating to Registrable Securities; and provided, further, that the Company shall not be required to pay for any expenses of any registration pursuant to Section 2.9 after the Company has effected 2 registrations pursuant to Section 2.9, in which event the Holders of Registrable Securities to be registered shall bear all such expenses pro rata on the basis of Registrable Securities to be registered. Notwithstanding anything to the contrary above, the Company shall not be required to pay for any expenses of any registration proceeding under Section 2.2 if the registration request is subsequently withdrawn at the request of the Holders of the Registrable Securities to have been registered, in which event the Holders of Registrable Securities to have been registered shall bear all such expenses pro rata on the basis of the Registrable Securities to have been registered. Notwithstanding the preceding sentence, however, if at the time of the withdrawal, the Holders have learned of a materially adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Holders shall not be required to pay any of said expenses and shall retain their rights pursuant to Section 2.2.

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          2.5 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
               (a) prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use its diligent efforts to cause such Registration Statement to become effective, and keep such Registration Statement effective for the lesser of one hundred eighty (180) days or until the Holder or Holders have completed the distribution relating thereto;
               (b) prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to keep such Registration Statement effective and to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such Registration Statement for the period set forth in paragraph (a) above;
               (c) furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;
               (d) use its reasonable efforts to register or otherwise qualify the securities covered by such Registration Statement under such other securities laws of such states and other jurisdictions as shall be reasonably requested by the Holders or the managing underwriter, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;
               (e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;
               (f) notify each Holder of Registrable Securities covered by such Registration Statement, at any time when a prospectus relating thereto is required to be delivered under the 1933 Act, of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;
               (g) use its reasonable efforts to list the Registrable Securities covered by such Registration Statement with any securities exchange on which the Common Stock is then listed;
               (h) make available for inspection by each Holder including Registrable Securities in such registration, any underwriter participating in any distribution pursuant to such

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registration, and any attorney, accountant or other agent retained by such Holder or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as such parties may reasonably request, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such Holder, underwriter, attorney, accountant or agent in connection with such Registration Statement;
               (i) use its reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters;
               (j) cooperate with Holders including Registrable Securities in such registration and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, such certificates to be in such denominations and registered in such names as such Holders or the managing underwriters may request at least two (2) business days prior to any sale of Registrable Securities; and
               (k) permit any Holder which Holder, in the sole and exclusive judgment, exercised in good faith, of such Holder, might be deemed to be a controlling person of the Company, to participate in good faith in the preparation of such Registration Statement and to require the insertion therein of material, furnished to the Company in writing, that in the reasonable judgment of such Holder and its counsel should be included.
          2.6 Indemnification.
               (a) To the fullest extent permitted by law, the Company will, and does hereby undertake to, indemnify and hold harmless each Holder of Registrable Securities, each of such Holder’s officers, directors, managers, partners, members and agents, and each person controlling such Holder, legal counsel and accountants for each Holder, and each underwriter of the Company’s securities covered by such a Registration Statement, if any, and each person who controls any such underwriter, with respect to any registration, qualification or compliance effected pursuant to this Section 2 of the Registrable Securities held by or issuable to such Holder, against all claims, losses, damages and liabilities (or actions in respect thereto) to which they may become subject under the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), or other federal or state law arising out of or based on (i) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other similar document (including any related Registration Statement, notification, or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, (ii) any violation or alleged violation by the Company of any federal, state or common law rule or regulation applicable to the Company in connection with any such registration, qualification or compliance, or (iii) any failure to register or qualify Registrable Securities in any

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state where the Company or its agents have affirmatively undertaken or agreed in writing that the Company (the undertaking of any underwriter chosen by the Company being attributed to the Company) will undertake such registration or qualification on behalf of the Holders of such Registrable Securities (provided that in such instance the Company shall not be so liable if it has undertaken its best efforts to so register or qualify such Registrable Securities) (a “Violation”) and will reimburse, as incurred, each such Holder, each such underwriter and each such director, manager, officer, partner, member agent and controlling person, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided that the indemnity agreement contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such claim, loss; damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission made in conformity with written information furnished to the Company expressly for use in connection with such registration, qualification or compliance by such Holder or underwriter.
               (b) To the fullest extent permitted by law, each Holder will, and if Registrable Securities held by or issuable to such Holder are included in such registration, qualification or compliance pursuant to this Section 2, does hereby undertake to indemnify and hold harmless the Company, each of its directors and officers, and each person controlling the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, each underwriter of the Company’s securities covered by such a Registration Statement, if any, and each person who controls any such underwriter, and each other Holder, each of such other Holder’s officers, directors, managers, partners, members and agents and each person controlling such other Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on (i) any failure of such Holder or its agents or representatives to comply with the prospectus delivery requirements of the 1933 Act or any other applicable securities or blue sky law, or (ii) any untrue statement (or alleged untrue statement) of a material fact contained in any such Registration Statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made (a “Holder Violation”), and will reimburse, as incurred, the Company, each such underwriter, each such other Holder, and each such director, officer, manager, partner, member and controlling person of the foregoing, for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) was made in such Registration Statement, prospectus, offering circular or other document, in reliance upon and in conformity with written information furnished to the Company expressly for use in such registration, qualification or compliance; provided, however, that the indemnity agreement contained in this Section 2.6(b) shall not apply to amounts paid in settlement of any such claim, loss, damage, liability, or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld) nor shall a Holder be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission made in conformity with written information furnished to the Holder expressly for use in connection with such registration, qualification or compliance by or

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on behalf of the Company; provided, further, that the liability of each Holder hereunder shall be limited to the proportion of any such claim, loss, damage or liability that is equal to the proportion that the public offering price of the shares sold by such Holder under such Registration Statement bears to the total public offering price of all securities sold thereunder, but in any event not to exceed the net proceeds received by such Holder from the sale of securities under such Registration Statement. It is understood and agreed that the indemnification obligations of each Holder pursuant to any underwriting agreement entered into in connection with any Registration Statement shall be limited to the obligations contained in this subsection 2.6(b).
               (c) Each party entitled to indemnification under this Section 2.6 (the “Indemnified Party”) shall give notice to the party required to provide such indemnification (the “Indemnifying Party”) of any claim as to which indemnification may be sought promptly after such Indemnified Party has actual knowledge thereof, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be subject to approval by the Indemnified Party (whose approval shall not be unreasonably withheld) and that the Indemnified Party (together with all other Indemnified Parties which may be represented without conflict by one counsel) shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2, except to the extent that such failure to give notice shall materially adversely affect the Indemnifying Party in the defense of any such claim or any such litigation. An Indemnifying Party, in the defense of any such claim or litigation, may, without the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that provides for solely monetary damages to be paid by the Indemnifying Party and includes as an unconditional term thereof the giving by the claimant or plaintiff therein, to such Indemnified Party, of a release from all liability with respect to such claim or litigation.
               (d) In order to provide for just and equitable contribution to joint liability under the 1933 Act in any case in which either (i) any Holder exercising rights under this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to this Section 2.6 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.6 provides for indemnification in such case, or (ii) contribution under the 1933 Act may be required on the part of any such Holder or any such controlling person in circumstances for which indemnification is provided under this Section 2.6; then, and in each such case, the Company and such Holder will contribute to the aggregate claims, losses, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) or Holder Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the

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indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, in any case, (A) no such Holder will be required to contribute any amount in excess of the public offering price of all securities offered by it pursuant to such Registration Statement, after deduction of underwriting discounts and commissions; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(1) of the 1933 Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.
               (e) The indemnities provided in this Section 2.6 shall survive the transfer of any Registrable Securities by such Holder.
          2.7 Information by Holder. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder, or Holders, the Registrable Securities held by such Holder or Holders and the distribution proposed by such Holder or Holders as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 2.
          2.8 Transfer and Assignment of Rights. The rights contained in Sections 2 and 3 hereof may be assigned or otherwise conveyed to transferees or assignees of Registrable Securities, who shall be considered a “Holder” for purposes hereof; provided that (i) such transfer is effected in compliance with Section 1.2 hereof, (ii) such transferee (A) is a current or former principal, manager, member, limited partner, general partner, stockholder, subsidiary or officer of such transferor of the Registrable Securities, or (B) acquires at least 200,000 shares of the transferor’s Registrable Securities (as adjusted for stock splits, stock dividends, recapitalizations and other combinations), (iii) such transferee agrees to be subject to all restrictions set forth in this Agreement and the other Ancillary Agreements (as defined in the Series C Purchase Agreement), and (iv) such transferee is not engaged in the development, sales and marketing of ophthalmic pharmaceuticals.
          2.9 Form S-3. The Company shall use its best efforts to qualify for registration on Form S-3 (or any future form that is substantially equivalent to the current Form S-3). After the Company has qualified for the use of Form S-3, the Holders of at least twenty percent (20%) of the Registrable Securities then outstanding and not registered shall have the right to request in writing registrations on Form S-3 under this Section 2.9. The Company shall give notice to all Holders of Registrable Securities of the receipt of a request for registration pursuant to this Section 2.9 and shall provide a reasonable opportunity for other Holders to participate in the registration. Subject to the foregoing, the Company will use its diligent efforts to effect as soon as practicable the registration of all shares of Registrable Securities on Form S-3 to the extent requested by the Holder or Holders thereof for purposes of disposition; provided, however, that the Company shall not be obligated to effect any such registration if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $2,000,000. Notwithstanding the foregoing, nothing

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herein shall restrict, prohibit or limit in any way a Holder’s ability to exercise its registration rights under Sections 2.2 or 2.3 hereof. The Company shall have no obligation to take any action to effect any registration pursuant to this Section 2.9 for any of the reasons set forth in Section 2.2(a)(ii)(A) or (C) (which shall be deemed to apply to the obligations under this Section 2.9 with equal force). In addition, any registration pursuant to this Section 2.9 shall be subject to the provisions of Section 2.2(b), which shall be deemed to apply to the obligations under this Section 2.9 with equal force, except that any reference therein to Section 2.2 or a subsection thereof shall, for these purposes only, be deemed to be a reference to this Section 2.9.
          2.10 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.
          2.11 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least a majority of the Registrable Securities then outstanding and not registered, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder to require the Company to effect a registration, or include any securities in any registration filed under Section 2.2, 2.3 or 2.9 hereof.
          2.12 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its diligent efforts to:
               (a) make and keep current public information available, within the meaning of SEC Rule 144 or any similar or analogous rule promulgated under the 1933 Act, at all times after it has become subject to the reporting requirements of the 1934 Act;
               (b) file with the SEC, in a timely manner, all reports and other documents required of the Company under the 1933 Act and 1934 Act (after it has become subject to such reporting requirements); and
               (c) so long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time commencing ninety (90) days after the effective date of the first registration filed by the Company for an offering of its securities to the general public), the 1933 Act and the 1934 Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.
          2.13 “Market Stand-Off” Agreement. Each Holder and each Common Holder hereby agrees that during a period not to exceed one hundred eighty (180) days following the effective date of the initial, effective registration statement of the Company filed under the 1933 Act (or such longer period after the expiration of the 180-day period, as the underwriters or the Company shall request in order to facilitate compliance with NASD Rule 2711 or any

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comparable or successor rule), it shall not, to the extent requested by the Company and any underwriter, sell, pledge, transfer, make any short sale of, loan, grant any option for the purchase of, or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Common Stock held by it at any time during such period except Common Stock included in such registration or Common Stock purchased in a market transaction after the effective date of such registration statement; provided, however, that all One Percent Stockholders (as defined below), if any, and all officers and directors of the Company enter into similar agreements. In the event the Company or any underwriter releases any One Percent Stockholder, officer or director of the Company from its obligations under such similar agreements, it shall similarly release each of the Holders from its obligations hereunder on a pro rata basis, as applicable. For purposes of this Section 2.13, the term “One Percent Stockholder” shall mean a stockholder of the Company who holds at least 1% of the outstanding Common Stock of the Company (assuming conversion ‘of all outstanding Investor Stock of the Company). The underwriters in connection with the initial, effective registration statement of the Company are intended third-party beneficiaries of this Section 2.13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters that are consistent with this Section 2.13 or that are necessary to give further effect thereto.
     In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Common Stock of the Common Holders and Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.
          2.14 Termination of Rights. The rights of any particular Holder under Sections 2 and 3 hereof shall terminate as to any Holder at the earlier of (i) the date five (5) years following the closing of a Qualified Public Offering (as defined below), or (ii) the date such Holder is able to dispose of all of its Registrable Securities in any 90-day period pursuant to SEC Rule 144 (or any similar or analogous rule promulgated under the 1933 Act), so long as the Company has completed its initial public offering and such Holder holds less than one percent (1%) of the Company’s equity securities.
     3. Rights of First Refusal.
          3.1 Certain Definitions. As used in this Section 3:
               (a) The term “Eligible Holder” shall mean a Holder, as defined in Section 2.1(c), that holds shares of the Company’s Common Stock issued or issuable upon the conversion of shares of Investor Stock.
               (b) The term “New Securities” shall mean any capital stock of the Company, whether now authorized or not, and rights, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, convertible into such capital stock; provided that the term “New Securities” does not include the following issuances: (i) the issuance of shares of Common Stock upon exercise of stock options issued or issuable pursuant to that certain Alimera Sciences, Inc. 2004 Incentive Stock Plan adopted on July 7, 2004 (the “2004 Option Plan”) or that certain Alimera Sciences, Inc. 2005 Incentive

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Stock Plan adopted on November 21, 2005 (the “2005 Option Plan” and together the “Option Plans”), each as in effect from time to time, (ii) the issuance of securities in a Qualified Public Offering; (iii) the issuance of shares of Common Stock issued upon conversion of Investor Stock or upon exercise of warrants to purchase up to 1,193,171 shares of Common Stock outstanding on the date hereof; (iv) the issuance of shares of Common Stock or Investor Stock issued by way of dividend or other comparable distribution on the Investor Stock; (v) the issuance of shares of Common Stock, or securities exercisable for or convertible into Common Stock, in the aggregate not to exceed 1,000,000 shares, as adjusted for any stock dividend, split, combination or other similar recapitalization affecting such shares, of Common Stock, issued to banks or equipment lessors (and not principally for the purposes of raising capital) pursuant to equipment or other financing arrangements approved by a majority of the directors selected by the holders of Investor Stock pursuant to Article V, Subsection D.3 of the Company’s Restated Certificate of Incorporation (as in effect on the date hereof, the “Restated Certificate”) (and if no such directors are in office, each such issuance that is approved by holders of at least a majority of the outstanding Investor Stock, voting together as a single class on an as-converted basis); or (vi) the issuance of shares of Common Stock, or securities exercisable for or convertible into Common Stock, in the aggregate not to exceed 1,000,000 shares, as adjusted for any stock dividend, split, combination or other similar recapitalization affecting such shares, of Common Stock, issued pursuant to a strategic or collaborative relationship with, or the acquisition of, another company by the Corporation pursuant to a plan, agreement or other arrangement (and not principally for the purposes of raising capital) approved by a majority of the directors selected by the holders of Investor Stock pursuant to Article V, Subsection D.3 of the Restated Certificate (and if no such directors are in office, each such issuance that is approved by holders of at least a majority of the outstanding Investor Stock, voting together as a single class on an as-converted basis).
               (c) The term “Pro Rata Share” shall mean the ratio, (i) the numerator of which is the number of shares of Common Stock held by such Eligible Holder or issuable to such Eligible Holder upon the conversion of shares of Investor Stock held by such Eligible Holder, on the date of the Company’s written notice pursuant to Section 3.3 hereof, and (ii) the denominator of which is the number of shares of Common Stock outstanding, assuming for this purpose conversion or exercise of all securities convertible into or exercisable for Common Stock of the Company on the date of the Company’s written notice pursuant to Section 3.3 hereof.
          3.2 Right of First Refusal. The Company hereby grants to each Eligible Holder, subject to the terms and conditions specified in this Section 3, the right of first refusal to purchase, on the terms and conditions set forth in the Company’s notice pursuant to Section 3.3 hereof, up to its Pro Rata Share of all New Securities that the Company may, from time to time, propose to sell and issue.
          3.3 Required Notices. In the event the Company proposes to undertake an issuance of New Securities, it shall give each Eligible Holder written notice of its intention, describing the type of New Securities, the price and the general terms upon which the Company proposes to issue the same. Each Eligible Holder shall have thirty (30) days from the date of any such notice to exercise its right of first refusal under Section 3.2 hereof to purchase such New Securities for the price and upon the general terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

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          3.4 Company’s Right to Sell. If not all of the Eligible Holders elect to purchase their Pro Rata Share of the Equity Securities, then the Company shall promptly notify in writing the Eligible Holders who do so elect and shall offer such Eligible Holders the right to acquire such unsubscribed shares on a pro rata basis. The Eligible Holders shall have five (5) days after receipt of such notice to notify the Company of its election to purchase all or a portion of such unsubscribed shares. The Company shall have ninety (90) days after the thirty (30) day period described in Section 3.3 hereof to sell all such New Securities respecting which the Eligible Holders’ rights of first refusal hereunder were not exercised, at a price and upon terms no more favorable in any material respect to the purchasers thereof than specified in the Company’s notice. In the event the Company has not sold all such New Securities within such ninety (90) day period, the Company shall not thereafter issue or sell any New Securities without first notifying the Eligible Holders in the manner provided herein.
          3.5 Assignment of Rights of First Refusal. The rights of first refusal of each Eligible Holder under this Section 3 may be assigned to the same parties, subject to the same restrictions as any transfer of registration rights pursuant to Section 2.8.
          3.6 Expiration of Right. The rights of first refusal granted under this Section 3 shall not apply to, and shall expire upon, the effectiveness of a registration statement for the sale of the Company’s shares of Common Stock in a firm commitment underwritten public offering registered under the 1933 Act that results in the automatic conversion of the Investor Stock into shares of the Company’s Common Stock pursuant to the terms of the Restated Certificate (a “Qualified Public Offering”).
     4. Company Covenants. The Company hereby covenants and agrees on behalf of itself and its subsidiaries to the following.
          4.1 Affirmative Covenants. The Company hereby covenants and agrees as follows.
               (a) Financial Statements and Information. The Company will keep books of account and prepare financial statements and will cause to be furnished to each Major Investor (as defined below) the following reports (all of the foregoing and following to be kept and prepared in accordance with United States generally accepted accounting principles applied on a consistent basis), provided, however, that the Company shall not be obligated pursuant to this Section 4.1(a) to provide financial information to any person whom the Company reasonably believes is a competitor of the Company. As used herein, the term “Major Investor” means any Investor owning (either individually or collectively with its affiliates) not less than 1,500,000 shares of Registrable Securities (as adjusted for stock splits, stock dividends, combinations and other reclassifications) and each transferee who holds no less than that number of shares of Registrable Securities.
                    (i) As soon as practicable, but in any event within sixty (60) days after the end of each fiscal year of the Company, the Company will furnish to each Major Investor (A) preliminary, unaudited consolidated balance sheets of the Company and its subsidiaries, if any, as at the end of such fiscal year, and preliminary, unaudited consolidated statements of income and losses, stockholders’ equity and cash flows of the Company and its

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subsidiaries, if any, for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, if any, all in reasonable detail.
                    (ii) As soon as practicable, but in any event within five (5) months after the end of each fiscal year of the Company, the Company will furnish to each Major Investor (A) audited consolidated balance sheets of the Company and its subsidiaries, if any, as at the end of such fiscal year, and audited consolidated statements of income and losses, stockholders’ equity and cash flows of the Company and its subsidiaries, if any, for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, if any, all in reasonable detail and accompanied by a report and opinion thereon by independent auditors selected by the Board of Directors, and (B) a copy of such auditors’ management letter prepared in connection therewith, if any (such management letter is to be made available promptly after receipt by the Company, which may be greater than the aforesaid five (5) month period).
                    (iii) As soon as practicable after the end of each of the first three quarters of the fiscal year, but in any event within thirty (30) days after the end of each such quarter, the Company will furnish to each Major Investor the unaudited consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of such quarter, and its unaudited consolidated statements of income and losses, stockholders’ equity and cash flows for such quarter, setting forth in each case in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail, and except that such financial statements may not contain notes and will be subject to year-end adjustment.
                    (iv) As soon as practicable after the end of each month, but in any event within thirty (30) business days thereafter, the Company will furnish to each Major Investor (A) the unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of such month and its unaudited statement of income and losses, stockholders’ equity and cash flows for such month, indicating actual results versus the Company’s plan for such month, setting forth in each case in comparative form the figures for the corresponding period of the preceding fiscal year, except that such financial statements may not contain notes and will be subject to year-end adjustment, and (B) a progress report from the Company’s Chief Executive Officer (the “CEO”) (provided such monthly financial information and progress report may be delivered via e-mail), outlining the status of the Company’s research, development, sales, marketing and other operating activities (personnel, financing, etc.).
                    (v) As soon as practicable, but in any event within 30 days before the beginning of each fiscal year, the Company will furnish to each Major Investor an annual operating plan and budget for the following fiscal year (which budget and plan shall include capital and operating expense budgets, cash flow projections, profit and loss projections and projected balance sheets for such year), accompanied by a report from the CEO detailing the assumptions underlying the budget and any other information necessary to make such budget and plan accurate and not misleading, and, as soon as practicable after the adoption thereof, copies of any revisions to such annual operating plan.
                    (vi) The Company will furnish to each Major Investor prompt notice of any material default of the Company under any bond, note, indenture or other debt

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instrument representing indebtedness for borrowed money and of any acceleration of indebtedness which may result therefrom.
                    (vii) The Company will furnish to each Major Investor with reasonable promptness, such other information respecting the business, properties or the condition or operations, financial or other, of the Company or any subsidiary as any Major Investor may from time to time reasonably request.
               (b) Inspection. The Company shall permit each Major Investor and its transferee(s) (provided such transfer is effected in compliance with Section 1.2 hereof), its attorney or its other representative, after executing a confidentiality agreement reasonably acceptable to the Board of Directors, to visit and inspect the Company’s properties, to examine the Company’s books of account and other records, to make copies or extracts therefrom and to discuss the Company’s affairs, finances and accounts with its officers, management, employees and independent auditors all at such reasonable times during the Company’s normal business hours and as often as such Major Investor or transferee may reasonably request; provided, however, that the Company shall not be obligated pursuant to this Section 4.1(b) to provide trade secrets or confidential information or to provide information to any person whom the Company reasonably believes is a competitor of the Company; provided, further, that such Investor shall bear any out-of-pocket costs or expenses of such investigations or inquiries.
               (c) Payment of Taxes. The Company shall pay, and cause each subsidiary to pay, and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income, profits or business, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims that, if unpaid, might become a lien or charge upon any properties of the Company or any subsidiary, provided that neither the Company nor any subsidiary shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by appropriate proceedings if the Company or any subsidiary shall have set aside on its books sufficient reserves, if any, with respect thereto.
               (d) Payment of Trade Debt. The Company shall pay, and cause each subsidiary to pay, when due, or in conformity with customary trade terms but not later than ninety (90) days from the due date, all lease obligations, all trade debt, and all other indebtedness incident to the operations of the Company or its subsidiaries, except such as are being contested in good faith and by proper proceedings if the Company or subsidiary concerned shall have set aside on its books sufficient reserves, if any, with respect thereto.
               (e) Maintenance of Insurance. The Company shall maintain, and cause each subsidiary to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is customarily carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such subsidiary operates.
               (f) Intellectual Property. The Company shall secure, preserve and maintain, patents, processes, licenses, permits, trademarks, trade names, inventions, intellectual property and cause each subsidiary to secure, preserve and maintain, all licenses and other rights

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to use rights or copyrights owned or used by it to the extent necessary to the conduct of its business or the business of any subsidiary.
               (g) Compliance with Laws. The Company shall comply, and cause each subsidiary to comply, with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which could materially adversely affect its business or condition, financial or otherwise.
               (h) Records and Books of Account. The Company shall keep, and cause each subsidiary to keep, adequate records and books of account in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of the Company and any subsidiary, and in which, for each fiscal year, all proper reserves for depreciation, depletion, returns of merchandise, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.
               (i) Maintenance of Properties. The Company shall maintain and preserve, and cause each subsidiary to maintain and preserve, all of its properties and assets necessary for the proper conduct of its business, in good repair, working order and condition, ordinary wear and tear excepted.
               (j) Regulatory Compliance. The Company shall comply, and cause each subsidiary to comply, with all minimum funding requirements applicable to any pension, employee benefit plans, or employee contribution plans that are subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or to the Internal Revenue Code of 1986, as amended (the “Code”), and comply, and cause each subsidiary to comply, in all other material respects with the provisions of ERISA and the Code, and the rules and regulations thereunder, which are applicable to any such plan; provided further that neither the Company nor any subsidiary will permit any event or condition to exist that would permit any such plan to be terminated under circumstances that would cause any material lien provided for in section 4068 of ERISA to attach to the assets of the Company or any subsidiary.
               (k) Compliance with Environmental Laws. The Company shall comply, and cause each subsidiary to comply, with the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder, and the Company shall maintain, and cause each subsidiary to maintain, all federal, state and local permits, licenses, certificates and approvals known to the Company or any subsidiary to be required relating to (i) air emissions, (ii) discharges to surface water or ground water, (iii) noise emissions, (iv) solid or liquid waste disposal, (v) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes (intended hereby and hereafter to include any and all such materials listed in any federal, state or local law, code or ordinance and all rules and regulations promulgated thereunder, as hazardous or potentially hazardous), or (vi) other environmental, health and safety matters.
               (l) Financings. The Company shall promptly, fully and in detail, inform the Board of Directors of any discussions, offers or contracts relating to possible financings of any nature for the Company, whether initiated by the Company or any other person, except for arrangements with trade creditors.

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               (m) Directors and Officers Insurance; Indemnification. The Company shall at all times maintain in full force and effect, directors and officers insurance providing for coverage of not less than $2,000,000 per director per occurrence. The Restated Certificate and the Company’s Bylaws, each as may be amended from time to time, shall at all times provide (i) for elimination of the liability of directors and officers to the maximum extent permitted by law, and (ii) for indemnification of directors and officers for acts on behalf of the Company to the maximum extent permitted by law.
               (n) Nondisclosure and Inventions Agreements. The Company shall require each officer, employee and consultant of the Company to enter into the Company’s standard Nondisclosure and Assignment of Inventions Agreement, in form and substance reasonably satisfactory to the Investors, prior to the commencement of such officer’s, employee’s or consultant’s employment or consulting relationship with the Company, as applicable.
               (o) Use of Proceeds. The Company shall expend the proceeds from the sale of the Series C Stock substantially in accordance with the Company’s business plan approved by the Board of Directors (including a majority of the directors selected by the holders of Preferred Stock pursuant to Article V, Subsection D.3 of the Company’s Restated Certificate) from time to time.
               (p) Key-Person Life Insurance. The Company shall at all times maintain in full force and effect, a policy of “key-person” life insurance on the life of Dan Myers with minimum coverage of $1,000,000, the proceeds of which shall be payable to the Company.
               (q) FDA Compliance. The Company shall maintain, and cause each subsidiary to maintain, such permits, licenses, franchises, authorizations and clearances (“Permits”) of governmental or regulatory authorities, including, without limitation, the Food and Drug Administration (the “FDA”) of the U.S. Department of Health and Human Services and/or any committee thereof, as are necessary to own, lease and operate its properties and to conduct its business as now conducted and as currently proposed to be conducted; the Company shall fulfill and perform, and cause each subsidiary to fulfill and perform, all such material obligations with respect to the Permits, and the Company shall conduct or sponsor, and cause each subsidiary to conduct or sponsor, feasibility, pre-clinical, clinical and other studies and tests in accordance with standard medical and scientific research procedures.
               (r) Committees of the Board of Directors. A four-member Compensation Committee of the Board of Directors (the “Compensation Committee”), for which the Chairman shall initially be Dr. Calvin Roberts, and a four-member Audit Committee (the “Audit Committee”) of the Board of Directors shall be established and maintained at all times after the date hereof, the membership of such committees to be agreed to by the Board of Directors; provided that no member of the Compensation Committee or Audit Committee shall be an employee of the Company and provided that the Intersouth Director (as defined below) shall be a member of the Compensation Committee and the Venrock Director (as defined below) shall be a member of the Compensation Committee and shall initially be the Chairman of the Audit Committee. The Chief Executive Officer or interim Chief Executive Officer of the Company shall be entitled to attend meetings of the Compensation Committee in a nonvoting

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capacity; provided, however, that such officer may be excluded from any meeting, or portion thereof, at the discretion of the Compensation Committee. The Compensation Committee will, among other things, be responsible for and have discretion concerning all compensation decisions and decisions concerning the issuance of stock options or other equity awards, including without limitation the vesting of stock options or other equity awards. The senior financial officer of the Company shall be entitled to attend meetings of the Audit Committee in a nonvoting capacity; provided, however, that such officer may be excluded from any meeting, or portion thereof, at the discretion of the Audit Committee. At least one of the directors selected by the Investors pursuant to Section 5(b) below shall be included as a member of each other committee of the Board of Directors currently existing or hereafter established by the Board of Directors, whether or not described in this section.
               (s) Stock Vesting. Unless otherwise approved by the Board of Directors, all stock and stock equivalents issued to officers, employees, directors, consultants and other service providers will be subject to vesting as determined by the Compensation Committee, with all such stock options and other equity awards approved by the Compensation Committee for officers and employees expected to vest over a period of no less than four years, with no less than twenty-five percent (25%) of each stock option or other equity award vesting only after a period of one year from the date of grant or the date the recipient was hired. If options are exercised prior to vesting, terms of any repurchase option upon termination of employment or service of the shareholder will also be determined by the Compensation Committee.
               (t) Market Standoff Agreements. The Company will require all future purchasers of stock prior to the initial public offering of the Company’s securities to execute a market standoff agreement in which the holders agree, if so requested by the Company or any underwriter’s representative in connection with an initial public offering, not to sell or otherwise transfer any securities of the Company during a period of up to 180 days following the effective date of the registration statement (or such longer period after the expiration of the 180-day period, as the underwriters or the Company shall request in order to facilitate compliance with NASD Rule 2711 or any similar or successor rule).
               (u) Preservation of Corporation Existence. The Company will preserve and maintain, and, unless the Company reasonably deems it not to be in its best interests, cause each subsidiary to preserve and maintain, its corporate existence, rights, franchises and privileges in the jurisdictions of its incorporation, and qualify and remain qualified, and cause each subsidiary to qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership or lease, of its properties, except when the failure to, be so qualified would not have a material adverse effect on the Company or its subsidiaries.,
               (v) Material Change; Litigation. The officers of the Company will promptly .advise the Major Investors and the Board of Directors of any material adverse change in the business or condition, financial or otherwise, of the Company and of each suit or proceeding commenced or threatened against the Company which, if adversely determined, in the reasonable judgment or the officers of the Company after consultation with counsel, would result in a material adverse change. The Company will also promptly advise the Major Investors

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of the occurrence of any event that constitutes a material breach of any covenant contained herein.
               (w) Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Investor Stock, all shares of Common Stock issuable upon such conversion.
               (x) Board of Directors. The Company shall call and hold meetings of the Board of Directors as determined by a majority of the Board of Directors (including a majority of the directors selected by the Investors pursuant to Section 5.1(b) below) and in accordance with the Restated Certificate and the Company’s Bylaws, each as may be amended from time to time, but in any event not less than once in every two-month period (unless 75% of the directors then in office vote to schedule meetings less frequently). Members of the Board of Directors shall be elected in accordance with the Restated Certificate, as the same may be amended from time to time, and Section 5 of this Agreement. The Company’s Bylaws shall at all times provide that (i) the CEO shall not also serve as the Chairman of the Board of Directors, and (ii) any one director, or holders of at least 10% of the Company’s outstanding Common Stock (assuming conversion of the Investor Stock) can call a meeting of the Board of Directors. The reasonable out-of-pocket expenses of members of the Board of Directors associated with attending meetings or business related to the Company will be borne by the Company, and all directors will be treated identically with regard to compensation and expense reimbursement related to their service as members of the Board of Directors.
               (y) Observation Rights. Each Investor owning (either individually or collectively with its affiliates) not less than 2,000,000 shares of Registrable Securities (as adjusted for stock splits, stock dividends, combinations and other reclassifications) and each transferee who holds (either individually or collectively with its affiliates) no less than that number of shares of Registrable Securities, shall have the right to receive notice of all meetings of the Board of Directors, to attend any such meeting (or designate its representative to attend such meeting on its behalf) as a nonvoting observer and to comment for the record at any such meeting (for purposes of this Section 4.1(y), the term “meeting” shall be deemed to include all “executive sessions” and any other similar meeting of all or part of the Board of Directors). Each observer so appointed as provided above shall sign a confidentiality agreement reasonably acceptable to the Board of Directors prior to his or her first attendance to his or her first meeting of the Board of Directors. Notwithstanding anything contained herein to the contrary, no observer shall be permitted to attend any meeting of any committee of the Board of Directors without the consent of a majority of the members of such committee (including a majority of the directors selected by the Investors pursuant to Section 5 below). The Board of Directors, or the members of any committee thereof, as applicable, shall have the right to prevent access by any or all observers to any meeting of the Board of Directors, or committee thereof, respectively, or any portion thereof, if a majority of the directors present at such meeting (including a majority of the directors selected by the Investors pursuant to Section 5 below) deem, in their sole discretion, such action necessary to protect the confidential information of the Company.
               (z) Quarterly Expense Reports. The Company shall provide to the Board of Directors, on no less than a quarterly basis, a detailed expense report from the CEO.

22

               (aa) Additional Common Holders and Investors. The Company shall cause each person or entity hereafter becoming a holder of shares of the Company’s Common Stock to become a party to this Agreement as a “Common Holder,” subject to all applicable terms and provisions hereof, by having such holder execute a signature page hereto and amending Exhibit D pursuant to Section 7.5 below. The Company shall cause each person or entity hereafter becoming a holder of shares of the Series C Stock at the Second Tranche Closing (as defined in the Series C Purchase Agreement) to become a party to this Agreement as an “Investor,” subject to all applicable terms and provisions hereof, by having such holder execute a signature page hereto and amending Exhibit C pursuant to Section 7.5 below.
               (bb) Qualified Small Business Stock. The Company shall use its best efforts to comply with the reporting and record keeping requirements of Section 1202 of the Code, any regulations promulgated thereunder and any similar state laws and regulations, and agrees not to repurchase any stock of the Company if such repurchase would constitute a “significant redemption” within the meaning of Section 1202(c)(3)(B) of the Code with respect to the Preferred Stock. In addition, within ten days after an Investor’s written request therefore, the Company shall deliver to such Investor a written statement indicating whether such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code.
               (cc) Amendment to Certain Warrants. The Company shall use its best efforts to obtain within 120 days of the date hereof an amendment to that certain Warrant to Purchase Shares of Common Stock, identified as Warrant No. 16 in the Company’s capitalization records to provide for an adjustment effective upon a merger or other recapitalization similar to those set forth in the Company’s other warrants and reasonably acceptable to Venrock Associates IV, L.P. (the “Warrant Amendment”). Effective upon the effectiveness of the Warrant Amendment, the Investors party hereto hereby waive any and all rights that they may have as a result of the Company’s failure to effect an amendment to certain of its warrants to purchase Common Stock in accordance with Section 4.1(cc) of the Prior Agreement.
          4.2 Negative Covenants. Without limiting any other covenant or provision hereof, the Company covenants and agrees that, so long as shares of Investor Stock remain outstanding, it will, and will cause each subsidiary (to the extent applicable thereto) of the Company, if and when such subsidiary exists, to do the following.
               (a) Limitation on Guaranties: Investments: Advances or Loans. The Company and its subsidiaries shall not guarantee, create any subsidiaries, or purchase or otherwise acquire, or invest in the securities of, or make or suffer to exist any loan or advance to, or enter into any arrangement for the purpose of providing funds or credit to, or make any other investment in, any person or entity, other than as approved by the Board of Directors (including a majority of the directors selected by the Investors pursuant to Section 5 below).
               (b) Dividends and Redemptions. Except as otherwise permitted in the Restated Certificate or this Agreement, the Company shall not (i) declare or make any dividends or distributions of its cash, stock property, or assets or redeem, retire, purchase, or otherwise acquire, directly or indirectly, any of its capital stock or the capital stock or securities of any

23

affiliate or any subsidiary of the Company, or any securities convertible or exchangeable into its capital stock or the capital stock or securities of any affiliate or any subsidiary of the Company or otherwise make any distribution on account of the purchase, repurchase, redemption, put, call or other retirement of any shares of capital stock of the Company or any subsidiary thereof or of any warrant, option or other right to acquire such shares, or (ii) pay any professional consulting or management fees or any other payments to any stockholders of the Company or any subsidiary, in each case other than as approved by the Board of Directors (including a majority of the directors selected by the Investors pursuant to Section 5 below).
               (c) Sale of Assets. The Company shall not effect any sale, lease, assignment, transfer, or other conveyance of any material portion of the assets or operations or the revenue or income generating capacity of the Company (other than inventory in the ordinary course of business and other assets reasonably and in good faith determined by the Company to be obsolete or no longer necessary to the business of the Company), or to take any such action that has the effect of any of the foregoing, other than as approved by a majority of the Board of Directors (including a majority of the directors selected by the Investors pursuant to Section 5(b) below).
               (d) Executive Compensation. The Company shall not increase the compensation paid to its executive officers or directors, whether by means of salary, bonus, profit sharing, options, dividends or any other means whatsoever, other than as approved by a majority of the Board of Directors (including a majority of the directors selected by the Investors pursuant to Section 5.1(b) below).
               (e) Related Party Transactions. The Company shall not enter into any transaction or transactions with any director, officer or stockholder of the Company, or any affiliate or relative of the foregoing, other than normal payments of wages, benefits and travel expenses or advances, except upon terms that, in the opinion of the holders of a majority of the Investor Stock, are fair and reasonable and that are, in any event, at least as favorable as would result in a comparable arm’s length transaction with a person or entity not a director, officer, stockholder or affiliate of the Company or any affiliate or related party of the foregoing, or advance any monies to any such persons or entities, except for travel advances in the ordinary course of business.
               (f) Capital Expenditures. The Company shall not, without the prior approval of a majority of the Board of Directors (including a majority of the directors selected by the Investors pursuant to Section 5.1(b) below), purchase any item of equipment or make any capital expenditure (including, without limitation, expenditures under capitalized leases) in an amount in excess of 110% of the amount budgeted for such item or equipment or capital expenditure set forth in the operating plan and budget approved by the Board of Directors and delivered to the Major Investors pursuant to Section 4.1(a)(v).
               (g) Conflicts. Neither the Company nor any of its subsidiaries will enter into any contract, agreement, transaction or dealing with any one or more of its directors or stockholders, or any entity with which any director or stockholder is affiliated, either as director, officer, general partner, trustee, manager or similar management level position, as stockholder, limited partner, beneficiary, member or other equity owner, or as joint venturer, promoter, finder,

24

agent, broker, dealer or otherwise, or any member of the immediate family of any such person unless the terms thereof are fully disclosed to the Board of Directors and such contract, agreement, transaction or dealing is approved in advance by (i) a majority of the disinterested members of the Board of Directors, and (ii) a majority of the disinterested directors selected by the Investors, if any.
          4.3 Expiration of Covenants. The covenants set forth in this Section 4 (other than the provisions of Section 4.1(m)) shall expire and be of no further force or effect upon the effectiveness of a Qualified Public Offering (as defined in Section 3.5 hereof). After such time, the Investors shall be entitled to receive such annual and quarterly reports as the Company shall distribute to its stockholders generally.
     5. Voting Agreement.
          5.1 Election of Directors. From and after the execution of the Series C Purchase Agreement, the Board of Directors will consist of seven (7) persons. Each time the stockholders of the Company meet, or act by written consent in lieu of a meeting, for the purpose of electing the directors to serve on the Board of Directors, each Common Holder and each Investor shall vote all of the shares of the Company’s capital stock owned by it (whether now owned are acquired hereafter) in order to cause the election of (a) the individual then serving as the CEO; (b) five (5) designees of the holders of Investor Stock, one of whom shall be designated by each of (i) Intersouth Partners VI, L.P. (the “Intersouth Director”), (ii) Domain Partners VI, L.P., (iii) Polaris Venture Partners IV, L.P., (iv) BAVP, L.P., and (v) Venrock Associates IV, L.P. (the “Venrock Director”), who shall be the designees of the holders of the Investor Stock pursuant to Article V, Subsection D.3 of the Restated Certificate; and (c) one (1) independent outsider who is not an employee or officer of the Company and who is mutually agreed to by the CEO and Investors holding at least two-thirds (2/3) of the Investor Stock (the “Independent Director”), and who initially shall be Dr. Calvin Roberts. Each Common Holder and each Investor agrees that no director may be removed from office without the approval or request of the stockholder or stockholders that designated such director in accordance with this Section 5.1 and upon any such request, each Common Holder and each Investor agrees to take all such actions reasonably necessary to effectuate such removal. In addition, in the event the CEO resigns or is removed for any reason, each Common Holder and each Investor agrees to take all such actions reasonably necessary to remove him or her from the Board of Directors as soon as practicable thereafter.
          5.2 Binding Effect of Voting Agreement. The voting agreement set forth in this Section 5 shall be binding upon any transferee of shares of the Company’s stock held by the Investors and Common Holders. Each such transferee shall execute documents assuming the obligations of the transferor under this Section 5 prior to the completion of such transfer.
          5.3 Legends. Each certificate held by or issued to the Investors or the Common Holders, whether now outstanding or subsequently issued, shall be surrendered to the Company for endorsement or be endorsed by the Company prior to its issuance with substantially the following legend.

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THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A VOTING AGREEMENT AMONG THE HOLDER OF THESE SECURITIES AND CERTAIN OTHER HOLDERS OF THE ISSUER’S SECURITIES WHICH PLACES CERTAIN RESTRICTIONS ON THE VOTING OF THE SECURITIES REPRESENTED HEREBY. BY ACCEPTING ANY INTEREST IN SUCH SECURITIES, THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL OF THE PROVISIONS OF SUCH AGREEMENT. COPIES OF SUCH VOTING AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION AT THE PRINCIPAL EXECUTIVE OFFICES OF THE CORPORATION.
          5.4 Termination of Voting Agreement. The covenants set forth in this Section 5 shall terminate upon the earliest of (a) the closing of a Qualified Public Offering (as defined in Section 3.5 hereof); (b) such time as the Company shall be subject to the reporting requirements arising under the 1934 Act, or any successor statute and any applicable rules promulgated thereunder by the SEC; or (c) the date 10 years from the date hereof.
     6. Prior Agreement.
          6.1 Amendment and Restatement of Prior Agreement. The Prior Agreement is hereby amended in its entirety and restated herein. Such amendment and restatement is effective upon the execution of this Agreement by the Company and the holders of two-thirds (2/3) of the Investor Stock and a majority of the Common Stock outstanding as of the date of this Agreement. Upon such execution, all provisions of, rights granted and covenants made in the Prior Agreement are hereby waived, released and superseded in their entirety and shall have no further force or effect, including, without limitation, all rights of first refusal and any notice period associated therewith otherwise applicable to the transactions contemplated by the Series B Purchase Agreement.
     7. Miscellaneous.
          7.1 Governing Law. This Agreement shall be governed by the laws of the State of Delaware without regard to choice of law provisions.
          7.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.
          7.3 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.
          7.4 Severability. Any invalidity, illegality or limitation of the enforceability with respect to any Holder of any one or more of the provisions of this Agreement, or any part

26

thereof, whether arising by reason of the law of any such person’s domicile or otherwise, shall in no way affect or impair the validity, legality or enforceability of this Agreement with respect to any other Holder. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
          7.5 Amendment and Waiver. Except as otherwise expressly provided herein, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely) with the written consent of the Company and the Investors, or their transferees, holding at least two thirds (2/3) of the shares of Investor Stock and voting together as a single group (treated as if converted at the conversion rate then in effect and including, for such purposes, shares of Common Stock into which any shares of Investor Stock shall have been converted that are held by a Holder); provided, however, that no such amendment or waiver shall reduce the aforesaid percentage of Investor Stock and Common Stock issued upon conversion thereof, the holders of which are required to consent to any waiver or supplemental agreement, without the consent of the holders of all of such Investor Stock and Common Stock; provided, further, that any amendment to Sections 5.1(a), 5.1(c), 5.3, 5.4 or 5.5 shall also require the consent of the holders of at least a majority of the shares of Common Stock issued to, or issuable upon exercise of options or warrants held by, the Common Holders. Any amendment or waiver effected in accordance with this Section 7.5 shall be binding upon the Company, each Common Holder, each Investor and each transferee of the Registrable Securities; and provided, further, that notwithstanding the foregoing, (i) Section 5.1(b)(i) shall not be amended or waived without the written consent of Intersouth Partners VI, L.P., (ii) Section 5.1(b)(ii) shall not be amended or waived without the written consent of Domain Partners VI, L.P., Section 5.1(b)(iii) shall not be amended or waived without the written consent of Polaris Venture Partners IV, L.P., (iv) Section 5.1(b)(iv) shall not be amended or waived without the written consent of BAVP, L.P., and Section 5.1(b)(v) shall not be amended or waived without the written consent of Venrock Associates IV, L.P., at any time during which such party has the right to designate a director to the Board of Directors pursuant to the applicable clause of Section 5.1(b); and provided, further, that any waiver or amendment of the provisions of Section 3 hereof in connection with a transaction shall be binding upon the Company and each Eligible Holder only if, in the event that any other Eligible Holder (a “Purchasing Holder”) is purchasing shares of the Company’s capital stock notwithstanding such waiver or amendment, each other Eligible Holder is offered the right to purchase in such transaction the same portion of such Eligible Holder’s Pro Rata Share as the Purchasing Holder is purchasing of such Purchasing Holder’s Pro Rata Share. Upon the effectuation of each such amendment or waiver, the Company shall promptly give written notice thereof to the Investors and Common Holders who have not previously consented thereto in writing: Notwithstanding anything to the contrary in this Section 7.5, the Company shall be entitled to, (A) in accordance with Section 4.1(aa), include additional holders of its Series C Stock and Common Stock as parties to this Agreement, and to treat such holders as “Investors” or “Common Holders,” as the case may be, hereunder by having each such holder execute a signature page hereto, amend Exhibit C and/or Exhibit D, as applicable, attached hereto and provide such amended Exhibit C and/or Exhibit D to the other parties to this Agreement and (B) amend Exhibit C (and provide of such amended Exhibit C to the other parties

27

to this Agreement) as soon as reasonably practicable following the Second Tranche Closing to reflect the actual number of shares of Series C Preferred Stock acquired in the Second Tranche Closing by each Investor that participated in the First Tranche Closing.
          7.6 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to the Company, the Investors, or any transferees upon any breach, default or noncompliance of the Investors or any transferee or the Company under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of the Company or the Investors of any breach, default or noncompliance under this Agreement or any waiver on the Company’s or the Investors’ part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing and that all remedies, either under this Agreement, by law, or otherwise afforded to the Company and the Investors, shall be cumulative and not alternative.
          7.7 Notices, etc. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given and received: (a) upon personal delivery to the party to be notified; (b) upon delivery by confirmed facsimile transmission if received by the recipient before 5:00 p.m. local time on a business day, and if not, then the next business day; (c) if to a U.S. resident, five (5) days after deposit with the United States Post Office, by registered or certified mail, postage prepaid; or (d) if to a U.S. resident, one (1) business day after deposit with a nationally recognized overnight courier service (or if to a non-U.S. resident, two (2) business days after deposit with an internationally recognized overnight courier service, specifying international priority delivery), and addressed:
(a)	if to the Company, at:

Alimera Sciences, Inc. 6120 Windward Parkway, Suite 290 Alpharetta, GA 30005 Attn: Chief Executive Officer Telephone: 678-990-5740 Fax: 678-990-5744

With a copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 610 Lincoln Street Waltham, MA 02451 Attn: Jay Hachigian, Esq. Telephone: 781-795-3550 Fax: 781-622-1622
or at such other address as the Company shall have furnished to the Investors in writing;

28

               (b) if to the Investors, at the addresses of such Investors specified on Exhibit A, Exhibit B or Exhibit C hereto, or at such other addresses as the Investors shall have furnished to the Company in writing;
               (c) if to a Holder other than the Investors, at such Holder’s address as shall have been furnished to the Company in writing; and
               (d) if to the Common Holders, at the addresses of such Common Holders specified on Exhibit D hereto, or at such other addresses as the Common Holders shall have furnished to the Company in writing.
          7.8 Attorneys’ Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.
          7.9 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons or persons or entities under common management or control shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
          7.10 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
          7.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.
[Remainder of page intentionally left blank]

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     IN WITNESS WHEREOF, this Second Amended and Restated Investor Rights Agreement has been duly executed and delivered by the parties as of the date first above written.

COMPANY:
ALIMERA SCIENCES, INC.

By:	/s/ C. Daniel Myers

Name:	C. Daniel Myers

Title:	President and Chief Executive Officer

Signature Page to
Second Amended and Restated Investor Rights Agreement

     IN WITNESS WHEREOF, this Second Amended and Restated Investor Rights Agreement has been duly executed and delivered by the parties as of the date first above written.

INVESTORS:

VENROCK PARTNERS, L.P.
by its General Partner, Venrock Partners Management, LLC

VENROCK ASSOCIATES IV, L.P.
by its General Partner, Venrock Management IV, LLC

VENROCK ENTREPRENEURS FUND IV, L.P.
by its General Partner, VEF Management IV, LLC

By:	/s/ Anders Hove

Name:	Anders Hove

Title:	Member
Signature Page to
Second Amended and Restated Investor Rights Agreement

     IN WITNESS WHEREOF, this Second Amended and Restated Investor Rights Agreement has been duly executed and delivered by the parties as of the date first above written.

INVESTORS:

INTERSOUTH PARTNERS V, L.P.

By:	Intersouth Associates V, L.P., its General Partner

By:	/s/ Philip Tracy

Name:	Philip Tracy

Title:	Member Acting Pursuant to Power of Attorney

INTERSOUTH AFFILIATES V, L.P.

By:	Intersouth Associates V, LLC, its General Partner

By:	/s/ Philip Tracy

Name:	Philip Tracy

Title:	Member Acting Pursuant to Power of Attorney

INTERSOUTH PARTNERS VI, L.P.

By:	Intersouth Associates VI, LLC, its General Partner

By:	/s/ Philip Tracy

Name:	Philip Tracy

Title:	Member Acting Pursuant to Power of Attorney

Signature Page to
Second Amended and Restated Investor Rights Agreement

     IN WITNESS WHEREOF, this Second Amended and Restated Investor Rights Agreement has been duly executed and delivered by the parties as of the date first above written.

INVESTORS: INTERSOUTH PARTNERS VII, L.P.
By:	Intersouth Associates VII, L.P.,
its General Partner

By:	/s/ Philip Tracy
Name:	Philip Tracy
Title:	Member Acting Pursuant to Power of Attorney

Signature Page to
Second Amended and Restated Investor Rights Agreement

     IN WITNESS WHEREOF, this Second Amended and Restated Investor Rights Agreement has been duly executed and delivered by the parties as of the date first above written.

INVESTORS: BAVP, L.P.
By:	BA Venture Partners VI, LLC,
its general partner

By:	/s/ Mark Brooks
Name:	Mark Brooks
Title:	Managing Director

Signature Page to
Second Amended and Restated Investor Rights Agreement

     IN WITNESS WHEREOF, this Second Amended and Restated Investor Rights Agreement has been duly executed and delivered by the parties as of the date first above written.

INVESTORS: G&H PARTNERS
By:	/s/ Jay K. Hachigian
Name:	Jay K. Hachigian
Title:	Partner

Signature Page to
Second Amended and Restated Investor Rights Agreement

     IN WITNESS WHEREOF, this Second Amended and Restated Investor Rights Agreement has been duly executed and delivered by the parties as of the date first above written.

INVESTORS: POLARIS VENTURE PARTNERS IV, L.P.
By:	Polaris Venture Management Co. IV, L.L.C.,
its General Partner

By:	/s/ Bill E. Bilodeau
Name:	William E. Bilodeau
Title:	Attorney-in-fact

POLARIS VENTURE PARTNERS ENTREPRENEURS’ FUND IV, L.P.
By:	Polaris Venture Management Co. IV, L.L.C.,
its General Partner

By:	/s/ Bill E. Bilodeau
Name:	William E. Bilodeau
Title:	Attorney-in-fact

Signature Page to
Second Amended and Restated Investor Rights Agreement

     IN WITNESS WHEREOF, this Second Amended and Restated Investor Rights Agreement hat been duly executed and delivered by the parties as of the date first above written.

INVESTORS: DOMAIN PARTNERS VI, L.P.
By:	One Palmer Square Associates VI, L.L.C.,
its General Partner

By:	/s/ Lisa A. Kraeutler
Name:	Lisa A. Kraeutler
Title:	Attorney-in-fact

DP VI ASSOCIATES, L.P.
By:	One Palmer Square Associates VI, L.L.C.,
its General Partner

By:	/s/ Lisa A. Kraeutler
Name:	Lisa A. Kraeutler
Title:	Attorney-in-fact

Signature Page to
Second Amended and Restated Investor Rights Agreement

     IN WITNESS WHEREOF, this Amended and Restated Investor Rights Agreement has been duly executed and delivered by the parties as of the date first above written.

INVESTOR/COMMON HOLDER:
/s/ Calvin Roberts
Dr. Calvin Roberts

Signature Page to
Second Amended and Restated Investor Rights Agreement

     IN WITNESS WHEREOF, this Second Amended and Restated Investor Rights Agreement has been duly executed and delivered by the parties as of the date first above written.

COMMON STOCKHOLDERS:
/s/ C. Daniel Myers
C. Daniel Myers

/s/ David Holland
David Holland

/s/ Alisa Hudzina
Alisa Hudzina

/s/ Susan H. Caballa
Susan Caballa

/s/ David Eitel
David Eitel

Signature Page to
Second Amended and Restated Investor Rights Agreement

EXHIBIT A

SCHEDULE OF SERIES A INVESTORS

Name and Address	No. of Shares of Series A Stock
Intersouth Partners V, L.P.	2,539,618
3211 Shannon Road, Suite 610 Durham, NC 27707 Attn: Philip Tracy Facsimile: (919) 493-6649

with a copy to:

Wyrick Robbins Yates & Ponton LLP 4101 Lake Boone Trail, Suite 300 Raleigh, NC 27607 Attn: Anthony L. Williams Telephone: 919-781-4000 Facsimile: 919-781-4865

Intersouth Affiliates V, L.P.	116,096
3211 Shannon Road, Suite 610 Durham, NC 27707 Attn: Philip Tracy Facsimile: (919) 493-6649

with a copy to:

Wyrick Robbins Yates & Ponton LLP 4101 Lake Boone Trail, Suite 300 Raleigh, NC 27607 Attn: Anthony L. Williams Telephone: 919-781-4000 Facsimile: 919-781-4865

Intersouth Partners VI, L.P.	2,655,715
3211 Shannon Road, Suite 610 Durham, NC 27707 Attn: Philip Tracy Facsimile: (919) 493-6649

with a copy to:

Wyrick Robbins Yates & Ponton LLP 4101 Lake Boone Trail, Suite 300 Raleigh, NC 27607 Attn: Anthony L. Williams Telephone: 919-781-4000 Facsimile: 919-781-4865

Name and Address	No. of Shares of Series A Stock
BAVP, L.P.	5,311,429
950 Tower Lane Suite 700 Foster City, CA 94044 Attn: Mark Brooks Facsimile: (650) 378-6040

Domain Partners VI, L.P.	5,255,110
One Palmer Square, Suite 515 Princeton, NJ 08542 Attn: Brian Halak Facsimile: (609) 683-4581

DP VI Associates, L.P.	56,319
One Palmer Square, Suite 515 Princeton, NJ 08542 Attn: Brian Halak Facsimile: (609) 683-4581

Polaris Venture Partners IV, L.P.	5,219,317
1000 Winter Street, Suite 3350 Waltham, MA 02451 Attn: Bryce Youngren Fax: (781) 290-0880

Polaris Venture Partners Entrepreneurs’ Fund IV, L.P.	92,112
1000 Winter Street, Suite 3350 Waltham, MA 02451 Attn: Bryce Youngren Fax: (781) 290-0880

C&B Capital, L.P.	632,564
4200 Northside Parkway, N.W. Building One, Suite 100 Atlanta, Georgia 30327 Attn: Theodore J. Bender, III

Thomas L. Shields, Jr.	36,899
1750 W. Sussex Atlanta, GA 30306

Name and Address	No. of Shares of Series A Stock
BFG Investments, LLC	36,899
(Robert B. Braden) 931 Ponce de Leon Ave, NE Atlanta, GA 30306

BFG Investments, LLC	36,899
(Peter B. Fellman) 931 Ponce de Leon Ave, NE Atlanta, GA 30306

REDLOH Capital, LLC	36,899
3333 Riverwood Parkway, Suite 400 Atlanta, GA 30339 Attn: J.C. Pendrey, Jr.

Linda T. and Jimmy D. Veal	84,342
290 Osprey Place Brunswick, GA 31525

Hugh S. Hill	50,605
4027 River Ridge Chase Marietta, GA 30067

DC&M Partnership	36,899
41 Muscogee Ave. N.W. Atlanta, GA 30305 Attn: David F. Walbert

SOLFAM Trust	253,025
Philip Solomons, Tstee 5 Mad Anthony Lane Savannah, GA 31411

Plunkett Family, LP	36,899
L. Richard Plunkett, Managing Partner 196 Folds Road Carrollton, GA 30116

Paul Linck	36,899
419 Mill Creek Bend Atlanta, GA 30307

EXHIBIT B
SCHEDULE OF SERIES B INVESTORS

Name and Address	No. of Shares of Series B Stock
Venrock Associates IV, L.P.	7,628,696
2494 Sand Hill Road, Suite 200 Menlo Park, CA 94025 Attn: Anders Hove Facsimile: (650) 561-9180

Intersouth Partners V, L.P.	1,823,258
3211 Shannon Road, Suite 610 Durham, NC 27707 Attn: Philip Tracy Facsimile: (919) 493-6649

with a copy to:

Wyrick Robbins Yates & Ponton LLP 4101 Lake Boone Trail, Suite 300 Raleigh, NC 27607 Attn: Anthony L. Williams Telephone: 919-781-4000 Facsimile: 919-781-4865

Intersouth Affiliates V, L.P.	83,914
3211 Shannon Road, Suite 610 Durham, NC 27707 Attn: Philip Tracy Facsimile: (919) 493-6649

with a copy to:

Wyrick Robbins Yates & Ponton LLP 4101 Lake Boone Trail, Suite 300 Raleigh, NC 27607 Attn: Anthony L. Williams Telephone: 919-781-4000 Facsimile: 919-781-4865

Name and Address	No. of Shares of Series B Stock
Intersouth Partners VI, L.P.	1,907,176
3211 Shannon Road, Suite 610 Durham, NC 27707 Attn: Philip Tracy Facsimile: (919) 493-6649

with a copy to:

Wyrick Robbins Yates & Ponton LLP 4101 Lake Boone Trail, Suite 300 Raleigh, NC 27607 Attn: Anthony L. Williams Telephone: 919-781-4000 Facsimile: 919-781-4865

BAVP, L.P.	3,814,348
950 Tower Lane Suite 700 Foster City, CA 94044 Attn: Mark Brooks Facsimile: (650) 378-6040

Domain Partners VI, L.P.	3,773,902
One Palmer Square, Suite 515 Princeton, NJ 08542 Attn: Brian Halak Facsimile: (609) 683-4581

DP VI Associates, L.P.	40,446
One Palmer Square, Suite 515 Princeton, NJ 08542 Attn: Brian Halak Facsimile: (609) 683-4581

Polaris Venture Partners IV, L.P.	3,744,138
1000 Winter Street, Suite 3350 Waltham, MA 02451 Attn: Bryce Youngren Fax: (781) 290-0880

Name and Address	No. of Shares of Series B Stock
Polaris Venture Partners Entrepreneurs’ Fund IV, L.P.	70,210
1000 Winter Street, Suite 3350 Waltham, MA 02451 Attn: Bryce Youngren Fax: (781) 290-0880

C&B Capital, L.P.	515,740
4200 Northside Parkway, N.W. Building One, Suite 100 Atlanta, Georgia 30327 Attn: Theodore J. Bender, III

Thomas L. Shields, Jr.	38,694
1750 W. Sussex Atlanta, GA 30306

BFG Investments, LLC	38,694
(Robert B. Braden) 931 Ponce de Leon Ave, NE Atlanta, GA 30306

BFG Investments, LLC	38,694
(Peter B. Fellman) 931 Ponce de Leon Ave, NE Atlanta, GA 30306

REDLOH Capital, LLC	38,694
3333 Riverwood Parkway, Suite 400 Atlanta, GA 30339 Attn: J.C. Pendrey, Jr.

Linda T. and Jimmy D. Veal	88,433
290 Osprey Place Brunswick, GA 31525

DC&M Partnership	38,694
41 Muscogee Ave. N.W. Atlanta, GA 30305 Attn: David F. Walbert

Name and Address	No. of Shares of Series B Stock
SOLFAM Trust	265,299
Philip Solomons, Tstee 5 Mad Anthony Lane Savannah, GA 31411

Plunkett Family, LP	38,694
L. Richard Plunkett, Managing Partner 196 Folds Road Carrollton, GA 30116

Paul Linck	38,694
419 Mill Creek Bend Atlanta, GA 30307

Dr. Calvin Roberts	177,301

Zachary Veal	22,108
138 Foxcreek Boulevard Brunswick, GA 31523

Zachary Veal	22,108
138 Foxcreek Boulevard Brunswick, GA 31523

Michel Benton	10,000

Janice Dee Weber	10,000

Sharon Louise Hill	13,060
4027 River Ridge Chase Marietta, GA 30067

James Loftin	10,000

Irene T. Kramer and Jerry D. Kramer JTWROS	10,000

EXHIBIT C
SCHEDULE OF SERIES C INVESTORS

	Shares of Series C Stock	Shares of Series C Stock
Name and Address	First Tranche	Second Tranche
Venrock Associates IV, L.P.	2,535,263	49,990
2494 Sand Hill Road, Suite 200 Menlo Park, CA 94025 Attn: Anders Hove Facsimile: (650) 561-9180

Venrock Entrepreneurs’ Fund IV, L.P.	62,291	1,228
2494 Sand Hill Road, Suite 200 Menlo Park, CA 94025 Attn: Anders Hove Facsimile: (650) 561-9180

Venrock Partners, L.P.	517,019	10,195
2494 Sand Hill Road, Suite 200 Menlo Park, CA 94025 Attn: Anders Hove Facsimile: (650) 561-9180

Intersouth Partners VII, L.P.	1,923,397	37,925
3211 Shannon Road, Suite 610 Durham, NC 27707 Attn: Philip Tracy Facsimile: (919) 493-6649

with a copy to:

Wyrick Robbins Yates & Ponton LLP 4101 Lake Boone Trail, Suite 300 Raleigh, NC 27607 Attn: Anthony L. Williams Telephone: 919-781-4000 Facsimile: 919-781-4865

	Shares of Series C Stock	Shares of Series C Stock
Name and Address	First Tranche	Second Tranche
Intersouth Partners VI, L.P.	1,923,399	37,926
3211 Shannon Road, Suite 610 Durham, NC 27707 Attn: Philip Tracy Facsimile: (919) 493-6649

with a copy to:

Wyrick Robbins Yates & Ponton LLP 4101 Lake Boone Trail, Suite 300 Raleigh, NC 27607 Attn: Anthony L. Williams Telephone: 919-781-4000 Facsimile: 919-781-4865

BAVP, L.P.	3,846,797	75,851
950 Tower Lane Suite 700 Foster City, CA 94044 Attn: Mark Brooks Facsimile: (650) 378-6040

Domain Partners VI, L.P.	3,806,008	75,047
One Palmer Square, Suite 515 Princeton, NJ 08542 Attn: Brian Halak Facsimile: (609) 683-4581

DP VI Associates, L.P.	40,790	804
One Palmer Square, Suite 515 Princeton, NJ 08542 Attn: Brian Halak Facsimile: (609) 683-4581

Polaris Venture Partners IV, L.P.	3,776,009	74,455
1000 Winter Street, Suite 3350 Waltham, MA 02451 Attn: Bryce Youngren Fax: (781) 290-0880

	Shares of Series C Stock	Shares of Series C Stock
Name and Address	First Tranche	Second Tranche
Polaris Venture Partners Entrepreneurs’	70,789	1,396
Fund IV, L.P. 1000 Winter Street, Suite 3350 Waltham, MA 02451 Attn: Bryce Youngren Fax: (781) 290-0880

Dr. Calvin Roberts	213,699	4,214

Janice Dee Weber	0	3,328
849 Chestnut Lake Drive NE Marietta, GA 30068

REDLOH Capital, LLC	0	30,294
JC Pendrey, Jr. 3333 Riverwood Parkway, Suite 400 Atlanta, GA 30339

Jerry D. Kramer/Irene T. Kramer	0	3,328
3882 The Ascent NE Atlanta, GA 30319

BFG Investments LLC (Braden)	0	30,294
Robert B. Braden 931 Ponce de Leon Avenue Atlanta, GA 30306

BFG Investments LLC (Fellman)	0	30,294
Robert B. Braden 931 Ponce de Leon Avenue Atlanta, GA 30306

Thomas L. Shields, Jr.	0	29,579
1750 W Sussex Atlanta, GA 30306

C&B Capital II, L.P.	0	216,879
Edward S. Croft, III, its Manager C&B Capital II GP, LLC, its General Partner c/o Croft & Bender LLC Building One, Suite 100 4200 Northside Parkway, NW Atlanta, GA 30327

	Shares of Series C Stock	Shares of Series C Stock
Name and Address	First Tranche	Second Tranche
C&B Capital II (PF), L.P.	0	178,006
Edward S. Croft, III, its Manager C&B Capital II GP, LLC, its General Partner c/o Croft & Bender LLC Building One, Suite 100 4200 Northside Parkway, NW Atlanta, GA 30327

James Loftin	0	6,656
6630 Chambrel Way Sawanee, GA 30024

Sharon Louise Hill	0	40,563
4027 River Ridge Chase Marietta, GA 30067

Michel Benton	0	3,328
802 Sterling Falls Circle Canton, GA 30114

Linda T. and Jimmy D. Veal	0	32,908
290 Osprey Place Brunswick, GA 31525

Daniel D. Veal	0	7,358
136 Foxcreek Boulevard Brunswick, GA 31523

Zachry T. Veal	0	7,358
138 Foxcreek Boulevard Brunswick, GA 31523

Paul Linck	0	29,579
419 Mill Creek Boulevard Atlanta, GA 30307

G&H Partners	0	10,002
155 Constitution Drive Menlo Park, CA 71429

EXHIBIT D

SCHEDULE OF COMMON HOLDERS

Name and Address of Common Holder	No. of Shares of Common Stock
Alisa Hudzina	100,000

Amanda Whittington and Scott Whittington, JTWROS	2,500

Arthur Murray	25,000

Barry Dabbs	25,000

BFG Investments, LLC	18,448

Brian Burks	1,250

Brian Whitright	208,083

Bryan & Mary Grissett	50,000

Buddy King	250,000

Barry Burden and Michelle Howard Burden, JTWROS	1,563

C&B Capital, LP

C. Daniel Myers	1,100,000

Calvin Roberts	300,000

Charles Bradford Myers	10,000

Charles Myers	5,000

Chris Freund	8,334

Corissa Vossbrink	2,500

Daniel White	550,000

David Eitel	10,000

Name and Address of Common Holder	No. of Shares of Common Stock
David Holland	400,000

David K. and Gail Z. Kinser	5,000

David Preston White	5,000

Davis Myers	20,000

DC&B Partnership	9,224

Deanna Magdich	20,000

Deborah Chafin and David Chafin, Community Property	16,666

Domain Partners VI, LP

Don Testerman	5,000

Evan Myers	20,000

Frances Kane	28,125

George Ritacco	8,333

Grayson Davis Myers	5,000

Greta Myers	5,000

Holly Reynerson and Jayme K. Reynerson, as Community Property	2,500

J. Randall Carroll	100,000

James D. Loftin	10,000

James Seifert II	12,500

Jean Norris	3,563

Jeff Bradsha	10,000

Jeff German and Marianne German, JTWROS	12,500

Name and Address of Common Holder	No. of Shares of Common Stock
Jeff Holden and Rhonda E. Holden, Community Property with the Right of Survivorship	3,594

Jeffrey Mason	10,000

Jennifer Burnette	5,000

Jessica Robinson	5,625

Jim Harris	8,333

Joan Kaimer (Trust)	50,000

Katherine Booms	100

Kari Kubala	2,500

Karen Hutton Powell and Matthew Blake Powell, JTWROS	17,813

Karen Myers	15,000

Keith Jeremy Caballa	25,000

Keith Seifert Sr.	12,500

Kelly Seifert and Kevin Seifert, JTWROS	1,250

Kerry Jo Nantz	5,000

Kevin Carroll	10,000

Linda T. and Jimmy D. Veal	21,085

Mark Testerman	400,000

Mark Testerman and Sara Sue Testerman, JTWROS	107,495

Nancy Boyd	5,000

Patrick Hickock	100,000

Paul David Kinser	5,000

Name and Address of Common Holder	No. of Shares of Common Stock
Paul Linck	9,224

Plunkett Family LP	9,224

Randy Rhino	10,000

REDLOH Capital, LLC	9,224

Richard Lamar Wakefield	25,000

Robert & Nancy Sharp	25,000

Robert Thomas Cooksey	25,000

Rose Berube	2,500

Scott Kilburn	25,000

Sharon Louise Hill (fka, Hugh Hill)	52,651

SOLFAM Trust	363,256

Susan Caballa	175,000

Susan Liguori	25,000

Susan Thomspon	5,000

Thomas Davenport	25,000

Thomas L. Shields	9,224

Timothy Czerwionka and Rebekah Czerwionka, as Community Property	2,500

Tony Catanzaro	25,000

Tracy Aiken	50,000

Tracy Puckett and Etienne Puckett, JTWROS	46,748

UBS Financial Services	25,000

Virginia Morris	5,000

White Family Trust	30,000

EXHIBIT E
WARRANT HOLDERS
     Croft & Bender LLC